Exhibit 5.1

New York Menlo Park Washington DC São Paulo	Paris Madrid Tokyo Beijing

Davis Polk & Wardwell LLP +34 91 768 9600 tel

Paseo de la Castellana, 41+34 91 768 9700 fax

28046 Madrid

April 28, 2017

Telefónica, S.A.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Telefónica Emisiones, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Ladies and Gentlemen:

Telefónica Emisiones, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain (the “Company”), and Telefónica, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, as guarantor (the “Guarantor”), have filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-204118) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $500,000,000 aggregate principal amount of the Company’s 5.213% Fixed Rate Senior Notes due 2047 (the “Notes”).

The Notes are to be issued pursuant to the provisions of the Indenture dated as of May 22, 2012 (the “Base Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the fifth supplemental fixed rate note indenture dated as of March 8, 2017, pursuant to which the Notes will be issued (the Base Indenture and the supplemental indenture, collectively, the “Indenture”). The Notes will be guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated April 24, 2017 (the “Underwriting Agreement”) among the Company, the Guarantor and the underwriter named therein (the “Underwriter”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (y) the enforceability of any waiver of rights under any usury or stay law, or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

Assuming the due authorization of the Notes by the Company and the due authorization of the Guarantees endorsed on each Note by the Guarantor, the Guarantees, assuming the Notes (and the Guarantees endorsed thereon) have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be valid and binding obligations of the Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the (y) enforceability of any waiver of rights under any usury or stay law, or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that each of the Company and the Guarantor is validly existing as a corporation under the laws of its respective jurisdiction of incorporation. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of the Kingdom of Spain, we have relied, without independent inquiry or investigation, on the opinion of Uría Menéndez Abogados, S.L.P. to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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